UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2022

Trilogy Multifamily Income & Growth Holdings I, LLC
(Exact name of issuer as specified in its charter)

Delaware	85-2979975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 West Erie Street

Suite 100

Chicago, Illinois 60654

(Full mailing address of principal executive offices)

312-750-0900

(Issuer’s telephone number, including area code)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

We make statements in this annual report on Form 1-K, or the Annual Report, of Trilogy Multifamily Income & Growth Holdings I, LLC, a Delaware limited liability company, that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “might,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, ongoing inflation, changes in interest rates and Federal Reserve policy, and the impact of the war in Ukraine all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. Given the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

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Item 1. Business

General

Unless the context otherwise requires or indicates, references in this Annual Report on Form 1-K to “us,” “we,” “our” or “our Company” refer to Trilogy Multifamily & Growth Holdings I, LLC, a Delaware limited liability company.

Trilogy Multifamily Income & Growth Holdings I, LLC was formed on June 15, 2020 to acquire existing multifamily properties. Our Company is solely managed by Trilogy Multifamily Income & Growth Holdings I Manager, LLC, or our manager, which is wholly owned by Trilogy Multifamily Income & Growth Partners, LLC, or I&G Partners. Our manager is the sole member of our Company and I&G Partners is the sole member of our manager. Our manager has entered into a Management and Advisory Agreement with Trilogy Real Estate Group, LLC, or Trilogy, an affiliate of I&G Partners, whereby Trilogy manages the assets of our Company and may provide other services such as property management, construction management and other advisory services. Trilogy was formed in September 2008 under the laws of Delaware and acts as the asset manager and sponsor for all Trilogy affiliate entities including our Company. I&G Partners and Trilogy are affiliated with and controlled by Neil Gehani, Trilogy’s Chief Executive Officer.

We filed an offering statement on Form 1-A with the United States Securities and Exchange Commission, or the “SEC,” on October 2, 2020, for the offering of Income & Growth bonds, or the “Bonds,” which offering statement was qualified by the SEC on February 24, 2021. On February 24, 2022, we filed a post-qualification amendment to our offering statement to, among other things, (i) increase the maximum offering amount to $75,000,000 (75,000 Bonds), (ii) disclose the acquisition of a property and (iii) update the financial statements of the Company in accordance with Rule 252(f)(2)(i) of Regulation A.  The post-qualification amendment has not been qualified by the SEC and we have elected not to continue to offer our Bonds.  We do not intend to seek qualification of our post-qualification amendment.   As of the termination of our offering, we had sold 20,448 Bonds for $16,980,551 in net proceeds.

On December 30, 2021, we, through our wholly owned subsidiary TF Noca Blu, LLC, or TF Noca Blu, acquired a 138-unit multifamily property located in Chicago, IL commonly referred to as Noca Blu, or the “Noca Blu Property,” from Logan Square Owner, LLC, an unaffiliated seller. The Noca Blu Property is a 138-unit multifamily property consisting of one building on 0.7 acres of land located at 2340 N California Avenue, Chicago, Illinois 60647. The Noca Blu Property has high-end amenities including a fitness center, lounge, two outdoor spaces, including one on the roof of the building, and has 44 total parking spaces.

The Noca Blu Property includes studio, one-bedroom and two-bedroom units with an average of 631 square feet per unit and was 89.8% occupied as of December 31, 2022. The Noca Blu Property is rented pursuant to a standard residential lease with a typical lease term of one year. We have contracted with Trilogy Residential Management, LLC, an affiliate of our sponsor, to manage the Noca Blu Property on a day-to-day basis. The property manager receives 4% of gross collections per month as compensation for such management services. The Noca Blu Property also includes 8,826 square feet of commercial retail space which was 100% leased in the aggregate to South Loop Market, Akahoshi Ramen and Blooming Smiles Dental as of December 31, 2022. Rent for Akahoshi Ramen commences on July 1, 2023.

3

The purchase price for the Noca Blu Property was $37,500,000, subject to customary adjustments and prorations. Of the total purchase price, an aggregate of $27,600,000 was funded by seven unsecured promissory notes, or the “Related-party Notes,” provided by the following affiliates of our manager, Trilogy Legacy Fund, L.P., Trilogy Legacy Fund II, L.P., Trilogy Multifamily Fund II, L.P. (“Fund II”), Trilogy Multifamily Fund III, L.P. (“Fund III”), Trilogy Multifamily Fund IV, L.P., Trilogy Multifamily Fund V, L.P. (“Fund V”) and Trilogy Opportunity Zone Fund II, L.P., or the “Lenders”. The Lenders are entities managed by the same individuals as our manager. The Related-party Notes had maturity dates of June 30, 2023 which were extended to June 30, 2024 and bore interest at a rate of 7.0% per annum beginning on June 1, 2022. The Related-party Notes permitted prepayment at any time upon payment of all outstanding principal and any accrued but unpaid interest plus payment of a Bridge Fee. The “Bridge Fee” is an amount equal to 4.0% of the original principal amount of the applicable Related-party Note.  We used $10,672,567 of the net proceeds received from the Bond offering to date in order to fund the remaining portion of the purchase costs of the Noca Blu Property, which amount includes $9,900,000 for the payment of the purchase price, an acquisition fee of 1% of the purchase price ($375,000) paid to our manager, and other closing costs.

On February 28, 2023, TF Noca Blu executed a Multifamily Loan and Security Agreement (the “Loan Agreement”) pursuant to which CBRE Capital Markets, Inc., a Texas Corporation, or the NB Lender, provided a $19,110,000 senior secured loan, or the NB Loan, to TF Noca Blu.  The NB Loan is secured by the Noca Blu Property.  The NB Loan is interest-only and carries an interest rate of five and eighty-one hundredths’ percent (5.81%). The NB Loan will mature, and is payable, on March 1, 2030, or the NB Maturity Date. TF Noca Blu may prepay the NB Loan in full at any time provided, that, TF Noca Blu must pay a prepayment charge in connection with any prepayment, as described in the promissory note for the NB Loan. There is no prepayment charge during the “Window Period,” which is the three-calendar-month period prior to the NB Maturity Date.

The proceeds of the NB Loan were used to repay any amounts remaining due under the Related-party Notes as of February 28, 2023, other than the Related-party Notes due to Fund II and Fund III.  The amounts due under the Related-party Notes in favor of Fund II and Fund III have been contributed by Fund II and Fund III as capital to the TF Noca Blu as of February 28, 2023, pursuant to a note contribution agreement.  Additionally, Fund III contributed additional cash capital to TF Noca Blu as of February 28, 2023.  In addition, we contributed an additional $1,630,000 into TF Noca Blu in January 2023 to pay off the Related-party Note due to Fund V together with accrued interest and fees thereon.

As of February 28, 2023, TF Noca Blu became jointly owned by (i) the Company (Class A Member - 53.065%), (ii) Fund II (Class B Member - 24.546%) and (iii) Fund III (Class B Member - 22.389%).  The Company has made total capital contributions of $12,397,922 to TF Noca Blu.  The Company’s Class A membership interest in TF Noca Blu entitles the Company to a preferred return from both current cash flow and capital proceeds, ahead of distributions to the Class B Members, equal to the current interest then due on the entire outstanding principal amount of the Bonds.  The Company will receive all of the proceeds from a sale or other capital event related to the Noca Blu Property after the Class B Members have received the return of all of their capital contributions and a cumulative, non-compounding return of 7% on their capital contributions.  The total capital contributions from the Class B Members equaled $10,965,781.  The Company is the sole manager of TF Noca Blu.

We have ended our Bond offering and do not currently have plans to raise additional capital.  Resultingly, unless we raise additional capital in the future, we do not currently plan to acquire any additional assets.  We will continue to operate the Noca Blu Property.

I&G Partners, through our manager, controls all aspects of our Company. Our manager has delegated all day-to-day management responsibilities and investment decision making authority to Trilogy as our asset manager. I&G Partners, through our manager, has entered into a Management and Advisory Agreement with Trilogy whereby Trilogy will provide asset management services for our Company, and Trilogy shall be entitled to all fees that are payable to our manager by us as described in our Offering Statement. Trilogy is a Chicago, Illinois based private real estate investment firm that targets multifamily investments in select U.S. markets. Trilogy’s management team provides years of experience in sourcing, acquiring and managing multifamily investments. Trilogy is led by its founder and Chief Executive Officer, Mr. Neil Gehani, who also controls I&G Partners, and, as a result, controls our manager and our Company.

We do not have any employees. We rely on the employees of Trilogy and its affiliates, as our asset manager, for the day-to-day operation of our business.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

Trilogy Multifamily Income & Growth Holdings I, LLC commenced active operations on December 30, 2021 upon its acquisition of the Noca Blu Property and issuance of the Related-party Notes as disclosed elsewhere in this Annual Report on Form 1-K.  With the termination of our Bond offering, we do not currently anticipate acquiring additional assets.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of the Noca Blu Property and properties we acquire in the future, if any. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing the Noca Blu Property or liquidating our investment in the Noca Blu Property. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries’ borrowing activities by our Indenture for the Bonds.

Results of Operations – For the Fiscal Year Ended December 31, 2022

As of December 31, 2022, we owned one asset, the Noca Blu Property. For the year ended December 31, 2022, our total revenues from operations amounted to $3,253,743. Operating costs for the same period, including depreciation and amortization of $1,905,775, but excluding interest expense of $2,598,436, amounted to $4,643,103. This resulted in net operating loss of $1,389,360. Net loss for the year amounted to $3,987,796 after taking into account interest expense of $2,598,436.

Results of Operations – For the Fiscal Year Ended December 31, 2021

As of December 31, 2021, we owned one asset, the Noca Blu Property.  For the year ended December 31, 2021, our total revenues from operations amounted to $17,257. Operating costs for the same period, including depreciation and amortization of $3,950 but excluding interest expense of $310,857, amounted to $322,525. This resulted in net operating loss of $305,268. Net loss for the year amounted to $616,125 after taking into account interest expense of 310,857.

Liquidity and Capital Resources

We sold 20,448 Bonds for $16,980,551 in net proceeds in our Bond offering.  We have not sold additional Bonds since February 24, 2022, the date on which we filed our post-qualification amendment to our offering statement.  We do not intend to seek qualification of our post-qualification amendment and we have elected not to continue our offering of Bonds. We have no current plans to raise additional capital. Our principal demands for cash will be improvement costs for the Noca Blu Property, the payment of our operating and administrative expenses, and all continuing debt service obligations, including the amount payable by the Company in principal and interest on the Bonds, or the Bond Service Obligations, and on the NB Loan.  The NB Loan has a loan-to-value ratio of 50.96% based upon original purchase price.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the Bond Service Obligations. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain tenants and the economic and business environments of the Noca Blu Property. Our ability to sell the Noca Blu Property, and any other asset we acquire in the future, is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow from operations. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of our reserve for debt service. Moreover, our manager may change this policy, in its sole discretion, at any time.

5

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of the Noca Blu Property and undistributed cash flow.  As discussed above, we recently refinanced the Noca Blu Property, and, resultingly, it is unlikely we would receive additional financing secured by the Noca Blu Property in the short or medium term. Note that, currently, we have not identified any additional source of financing, and there is no assurance that such sources of financing will be available on favorable terms or at all.

Item 3. Directors and Officers

Our company is solely managed by our manager which is wholly owned by I&G Partners. I&G Partners, through our manager, controls all aspects of our company. I&G Partners, through our manager, has entered into a management and advisory agreement with Trilogy, an affiliate of I&G Partners, whereby Trilogy will manage the assets of our company and may provide other services such as property management, construction management and other advisory services.  In exchange for such services, Trilogy shall be entitled to receive all fees that are payable to our manager by us as described in this offering circular. See “Compensation of our Manager and Its Affiliates” for more information. Our company and Trilogy have the same executive officers.

Set forth below is biographical information for our company’s and Trilogy’s executive officers.

Name	Age	Position with our company and Trilogy	Director/Officer Since
Neil Gehani	48	Chief Executive Officer	2008
Clayton Hanson	40	President	2018
Girish Gehani	44	Chief Operating Officer	2008
Jesse Karasik	41	Chief Investment Officer	2012
Matt Leiter	50	Chief Financial Officer	2019

Executive Officers

Neil Gehani, age 48, is Chief Executive Officer of Trilogy and our company, where he focuses on the strategic direction of the firm and fundraising. Through several investment cycles, Mr. Gehani has developed, acquired and redeveloped commercial real estate and over 8,500 apartments units valued in excess of $1.7 billion. Prior to founding Trilogy, Mr. Gehani was in private practice where he concentrated on real estate and tax law. His clients included buyers and sellers in the purchase and sale of residential and commercial property, real estate developers, and condominium associations. Prior to private practice, Mr. Gehani worked for KPMG LLP, where he advised clients on the structuring and corporate and partnership taxation aspects of various business transactions. His work at KPMG LLP included the on-going representation of a preeminent real estate investment management firm. Mr. Gehani received a Juris Doctor and an LL.M. in Taxation from the Boston University School of Law and a B.B.A. from Michigan State University’s Eli Broad College of Business. Mr. Gehani has been a speaker at industry events and is a member of the Young Presidents’ Organization (YPO), Urban Land Institute, and the National Multi Housing Council. Girish Gehani is Neil Gehani's brother.

Clayton Hanson, age 40, is the President of Trilogy and our company, where he is responsible for the day-to-day management of the business and the development and implementation of Trilogy’s strategic initiatives. Prior to joining Trilogy, Mr. Hanson was a Managing Director at Maverick Capital, a multi-billion-dollar investment firm. While at Maverick, he helped oversee a $1.3 billion hedge fund portfolio which served as a diversification vehicle for Maverick partners, employees and clients. In addition to his investment responsibilities, he led the recruiting efforts for Maverick’s investment team. Mr. Hanson began his career as an Investment Banking Analyst at Goldman Sachs. Mr. Hanson holds a Bachelor of Business Administration in Real Estate and Finance from the University of Wisconsin-Madison.

6

Girish Gehani, age 44, is Chief Operating Officer for Trilogy and our company, where his responsibilities include implementing asset strategy, acquisition due diligence, construction management, and maximizing property value. Mr. Gehani also oversees Trilogy Residential Management, LLC, Trilogy’s affiliated management company, where he develops and implements portfolio-wide initiatives to maximize asset values. Mr. Gehani has extensive experience in property repositioning and renovations and oversees all of Trilogy’s value-add programs. Mr. Gehani received a Master’s Degree in Real Estate Finance from the New York University Schack Institute of Real Estate and a Bachelor of Arts in Finance from Michigan State University’s Eli Broad School of Business. Mr. Gehani is an active member of the National Apartment Association, National Multi Housing Council, Chicagoland Apartment Association, and the Arizona Multifamily Association. Neil Gehani is Girish Gehani's brother.

Jesse Karasik, age 41, is Chief Investment Officer for Trilogy and our company, where he focuses on the investment direction of the firm and capital markets. With 15 years of real estate investment experience, he has executed and closed over $3 billion of real estate transactions across the United States including both equity and debt investments. Prior to joining Trilogy, Mr. Karasik was with CBRE Capital Markets for seven years procuring equity and debt on behalf of institutional and private real estate investors across property types. Additionally, he was a Seller/ Servicer for Freddie Mac and a Delegated Underwriter for Fannie Mae. Prior to Mr. Karasik’s tenure with CBRE, he specialized in managing multifamily properties. Mr. Karasik holds a Bachelor of Science in Finance and Real Estate from Indiana University – Kelley School of Business. He is a member of the National Multifamily Housing Council and the Urban Land Institute.

Matt Leiter, age 50, is the Chief Financial Officer at Trilogy and our company. Mr. Leiter is responsible for the investment product strategy and investment operations of the Company. Mr. Leiter directs Trilogy’s investment products strategy and structures new investments for distribution to various buy- side sales channels such as Broker Dealers, Registered Investment Advisor’s, Banks and Trusts, Family Offices, and Institutional investors. In addition, Mr. Leiter manages the investment products sales and distribution teams for Trilogy investment offerings. He has worked in the investment product development and distribution space for 15 years. In addition to real-estate investments Mr. Leiter also has 18 years of multifamily and mixed-use development experience. He was General Manager and Partner at a Florida real estate development firm with a focus on mixed-use and multi-family projects. There he played the lead role in managing and developing both public and private real-estate development projects with a combined value of over $300 million from concept to entitlements, and then on to construction completion. Mr. Leiter received his Bachelor of Science degree from the University of Illinois at Champaign - Urbana and his Master of Business Administration from the Booth School at the University of Chicago.

Managing Member

Neil Gehani controls the managing member of I&G Partners. As a result, Mr. Gehani has sole decision making authority over our manager and our company through I&G Partners.

Item 4. Security Ownership of Management and Certain Security Holders

Security Ownership of Certain Beneficial Owners (more than 10%)

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A	Neil Gehani (1)	30% Membership Interest	30%

Security Ownership of Management

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A	Neil Gehani (1)	30% Membership Interest	30%
Class A	All Executive Officers and Directors	70% Membership Interest	70%

_______

(1)	Address is: 520 West Erie Street, Suite 100, Chicago, IL 60654.

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Item 5. Interest of Management and Others in Certain Transaction

Our manager has delegated all day-to-day management responsibilities and investment decision making authority to Trilogy as our asset manager. I&G Partners, through our manager, has entered into a management and advisory agreement with Trilogy whereby Trilogy will provide asset management services for our Company, and Trilogy shall be entitled to all fees that are payable to our manager by us as described in our Offering Statement. Trilogy and I&G partners are each managed by Neil Gehani, Trilogy’s Chief Executive Officer.

The lenders of the Related-Party Notes and Class B Members of TF Noca Blu are related parties of the Company and Manager.  The Related-Party Notes and Class B membership interests are described above.

Item 6. Other Information

None.

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Item 7. Financial Statements

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC

 Consolidated Financial Statements

As of and for the years ended December 31, 2022 and 2021,

and Independent Auditor's Report

9

INDEPENDENT AUDITOR’S REPORT

Trilogy Multifamily Income & Growth Holdings I, LLC

Opinion

We have audited the consolidated financial statements of Trilogy Multifamily Income & Growth Holdings I, LLC (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in member’s capital (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-1

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Other Information Included in Form 1-K

Management is responsible for the other information included in Form 1-K. The other information comprises the information included in the Form 1-K but does not include the financial statements and our auditor’s report thereon. Our opinion on the financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audits of the financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 1, 2023

F-2

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC
Consolidated Balance Sheets
As of December 31, 2022 and 2021
	2022	2021

Assets
Investment in real estate and improvements, at cost:
Land and improvements	$6,396,877	$6,396,164
Building and improvements	30,772,985	30,616,292
Total investment in real estate and improvements, at cost	37,169,862	37,012,456
Accumulated depreciation	(731,917)	(3,950)
Investment in real estate and improvements, net (See Note 3)	36,437,945	37,008,506
Cash and cash equivalents	5,759,429	1,017,259
Restricted cash	746,982	496,517
Accounts receivable	63,581	347
Other assets	450,445	1,590,280
Total assets	$43,458,382	$40,112,909

Liabilities and Member's Deficit

Liabilities:
Bonds payable, net (See Note 6)	$18,289,994	$12,744,650
Notes payable to related parties (See Note 5)	27,600,000	27,600,000
Bond interest payable (See Note 6)	45,218	32,169
Due to member	11,068	62,032
Other liabilities	2,115,923	290,083
Total liabilities	$48,062,203	$40,728,934
Commitments and contingencies (See Note 8)
Member's deficit	(4,603,821)	(616,025)

Total liabilities and member's deficit	$43,458,382	$40,112,909

See accompanying notes to the consolidated financial statements.

F-3

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC
Consolidated Statements of Operations
For the years ended December 31, 2022 and 2021
	2022	2021
Revenues:
Rental income	$2,937,719	$13,507
Other income	316,024	3,750
Total revenues	3,253,743	17,257
Expenses:
Real estate operating	1,127,415	1,338
Depreciation and amortization	1,905,775	3,950
Interest	2,598,436	310,857
Related party fees	1,080,946	168,515
General and administrative	528,967	148,722
Total expenses	$7,241,539	$633,382

Net loss	$(3,987,796)	$(616,125)

See accompanying notes to the consolidated financial statements.

F-4

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC
Consolidated Statements of Changes in Member's Capital (Deficit)
For the years ended December 31, 2022 and 2021

	Member's Capital (Deficit)	Member's Contribution Receivable	Total Member's Capital (Deficit)
Member's Capital, December 31, 2020	$100	$(100)	$—
Capital contributions	—	100	100
Net Loss	(616,125)	—	(616,125)
Member's Deficit, December 31, 2021	(616,025)		(616,025)
Net loss	(3,987,796)	—	(3,987,796)
Member's Deficit, December 31, 2022	$(4,603,821)	$—	$(4,603,821)

See accompanying notes to the consolidated financial statements.

F-5

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC
Consolidated Statements of Cash Flows
For the years ended December 31, 2022 and 2021
	2022	2021
Cash flows from operating activities:
Net loss	$(3,987,796)	$(616,125)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	727,966	3,950
Amortization of bond issuance costs	392,164	80,183
Amortization of bond discounts	84,843	13,480
Amortization of in-place leases	1,177,809	—
Change in other operating assets and liabilities:
Accounts receivable	(63,234)	(347)
Other assets	(37,974)	(53,294)
Bond interest payable	13,049	32,169
Due to member	(50,964)	62,032
Other liabilities	1,825,840	108,083

Net cash provided by (used in) operating activities	81,703	(369,869)

Cash flows from investing activities:
Investment in real estate and improvements	(157,406)	(38,367,442)
Net cash used in investing activities	(157,406)	(38,367,442)

Cash flows from financing activities:
Member contributions	—	100
Proceeds from notes payable to related parties	—	27,600,000
Gross proceeds from bond sales	5,974,000	14,186,207
Bond redemption	(100,000)	—
Payment of bond issuance costs	(805,662)	(1,535,220)

Net cash provided by financing activities	5,068,338	40,251,087

Net increase in cash and cash equivalents and restricted cash	4,992,635	1,513,776
Cash and cash equivalents and restricted cash at beginning of year	1,513,776	—
Cash and cash equivalents and restricted cash at end of year	$6,506,411	$1,513,776
Supplemental disclosure of cash flow information:
Cash paid for bond interest	$975,646	$185,025

Investing activity - components of investment in real estate and improvements:
Net investment in real estate and improvements	—	37,012,456
Intangible assets acquired	—	1,536,986
Intangible liabilities assumed	—	(182,000)
Investment in real estate and improvements	—	38,367,442

See accompanying notes to the consolidated financial statements.

F-6

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC

Notes to the Consolidated Financial Statements

As of and for the years ended December 31, 2022 and 2021

(1) Organization and Business

Trilogy Multifamily Income & Growth Holdings I, LLC (the "Company") is a limited liability company organized under the laws of the State of Delaware on June 15, 2020. The Limited Liability Company Agreement (the "Agreement") was executed on September 25, 2020. Trilogy Multifamily Income & Growth Holdings I Manager, LLC, a Delaware limited liability company, is the manager and sole member of the Company (the "Member").

The Member has selected Trilogy Real Estate Group, LLC ("Trilogy"), a Delaware limited liability company, as the asset manager for the Company, and has entered into a Management and Advisory Agreement with Trilogy. Trilogy does not have an ownership interest in the Company; however, related party affiliates of Trilogy have a direct ownership interest in Trilogy Multifamily Income & Growth Partners, LLC ("Partners"). Partners is the sole member of the Member.

The Company was organized to identify, acquire, lease, manage, operate, reposition, enhance and ultimately dispose of investments made in multifamily residential properties in primary and secondary metropolitan markets throughout the United States.

On October 2, 2020, the Company filed an offering statement on Form 1-A with the Securities and Exchange Commissions ("SEC") for the offering of a maximum of $50 million of Bonds (the "Bonds"), which was qualified by the SEC on February 24, 2021 ("the Date of Qualification").

The Bonds will be issued in four series, Series A, Series B, Series C and Series D, with the sole difference between the series being their respective maturity dates. Each series of Bonds will be offered for a total of six months over a two year period beginning with Series A on the Date of Qualification and will mature in six month increments beginning with Series A on June 30, 2026 (See Note 6).

On February 24, 2022, the Company filed a post-qualification amendment on Form 1-A POS (the "Post-Qualification Amendment". The Post-Qualification Amendment would, among other things, (i) increase the offering to a maximum of $75 million of Bonds, (ii) disclose the acquisition of a property and (iii) update the financial statements in accordance with Rule 252 (f)(2)(i) of Regulation A. The Post-Qualification Amendment has not been qualified by the SEC and the Company did not offer any new Bonds subsequent to February 24, 2022. The Company does not intend to seek qualification of its Post-Qualification Amendment in the future. The Company sold 20,448 Bonds for $20,448,000 in gross proceeds. Unless we raise additional capital in the future, the Company does not currently plan to acquire any additional assets.

(2) Summary of Significant Accounting Policies and Practices

(a) Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP) and in accordance with the instructions to Form 1-K and Regulation S-X. The results for the year ended December 31, 2022 are not necessarily indicative of the results expected for any future periods.

(b) Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates.

F-7

(c) Risks and Uncertainties

The Company is dependent on the revenue generated through the ownership and management of real estate and improvements in order to meet existing and future liabilities and commitments.

The Company's business and operations are sensitive to general business and economic conditions, including any related local, state, and federal government policy decisions. Factors beyond the Company's control could cause fluctuations in these conditions, including ongoing inflation, changes in interest rates and Federal Reserve policy, and changes to Regulation A Tier 2 requirements. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company's consolidated financial condition, results of operations, and its cash flows.

(d) Investments in Real Estate and Improvements

Investments in real estate and improvements are carried at depreciated cost, net of any reduction for impairment. Expenditures for ordinary repairs and maintenance are expensed as incurred. Significant renovations and improvements, which improve or extend the useful life of the assets, are capitalized.

In accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, the Company determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired does not constitute a business, the Company accounts for the transaction as an asset acquisition. The guidance for business combinations states that when substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the asset or set of assets is not a business. The sole real estate investment that has been acquired as of December 31, 2022 has been accounted for as an asset acquisition.

Upon acquisition of a rental property that is accounted for as an asset acquisition, the Company allocates the purchase price, including the associated transaction costs, of each acquired investment property based upon the relative fair value of the individual assets acquired and liabilities assumed, which generally include tangible assets, consisting of land, furniture, fixtures and equipment, site improvements, buildings, and identified intangible assets and liabilities, generally consisting of in-place leases and above-and-below-market leases. In estimating fair value of the tangible and intangible assets and liabilities acquired, the Company considers information obtained about the property as a result of its due diligence and marketing and leasing activities, and utilizes appropriate discount and capitalization rates, estimates of replacement costs net of depreciation, and available market information. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant.

The purchase price of the Noca Blu property, including associated transaction costs, was allocated to assets acquired and liabilities assumed based on their relative fair values as of December 30, 2021 (Date of Transaction as defined in Note 3), and are summarized below:

Land and improvements	$6,396,164
Building and improvements	30,616,292
Other assets	1,536,986
Total assets acquired	$38,549,442

Other liabilities	$182,000
Total liabilities assumed	$182,000

Net assets acquired	$38,367,442

Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets as follows:

Building and improvements	40 - 50 years
Site improvements	15 - 20 years
Furniture, fixtures, and equipment	5 - 10 years

In-place leases are recorded in other assets on the consolidated balance sheets and are amortized to depreciation and amortization expense over the term of the lease. Below-market leases are recorded in other liabilities on the consolidated balance sheets and are amortized to rental income over the term of the lease.

The following table presents the amortization during the next five years and thereafter related to the Company's in-place and below market leases as of December 31, 2022:

	In-Place Lease (Apartment)	In-Place Lease (Retail)	Below-Market Lease
Years ending December 31, 2023	$—	$49,164	$16,485
2024	—	49,164	16,485
2025	—	49,164	16,485
2026	—	49,164	16,485
2027	—	49,164	16,485
Thereafter	—	113,357	37,091
	$—	$359,177	$119,516

Management routinely reviews its investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the real estate investment may not be recoverable. The cash flow estimates used both for estimating fair value and the undiscounted cash flow analysis are inherently judgmental and reflect current and projected trends in rental, occupancy and capitalization rates, operating expenses and the estimated holding period for the asset. If an indicator of potential impairment exists, the asset is tested for impairment by comparing its carrying value to the estimated future undiscounted cash flows. A real estate asset is considered to be impaired, for financial accounting purposes, when its carrying value cannot be recovered through estimated future undiscounted cash flows from the use and eventual disposition of the asset. If an investment in real estate and improvements is determined to be impaired, the Company recognizes an impairment charge in the amount of the excess of its carrying amount over its estimated fair value. For the years ended December 31, 2022 and 2021, the Company recorded no asset impairment charges.

Assets are classified as held for sale if a disposal plan is in place, actions to achieve the sale have been initiated, a sale is probable and it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Sales of the Company’s investment in real estate and improvements take a significant time to consummate, and many changes in the terms and timing are typical in the process. Accordingly, management does not classify assets as held for sale until a contract is pending, closing is scheduled and the probability of significant changes in terms or timing is insignificant. No investments in real estate and improvements were classified as held for sale as of December 31, 2022 or 2021.

(e) Cash and Cash Equivalents and Restricted Cash

Cash consists of amounts the Company has on deposit with a major commercial financial institution. Cash equivalents include short term investments, stated at cost plus interest, which approximates fair value, with an original maturity of less than 90 days. Restricted cash represents cash held in escrow by UMB Bank, N.A. ("UMB Bank") and security deposits held in escrow by J.P. Morgan Bank as escrow agents.

Cash may, at times, exceed the Federal Deposit Insurance Corporation deposit insurance limit and the Company mitigates credit risk by placing cash with major financial institutions.

F-8

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated statements of cash flows:

	2022	2021
Cash and cash equivalents	$5,759,429	$1,017,259
Restricted cash	746,982	496,517
Total cash and cash equivalents and restricted cash	$6,506,411	$1,513,776

(f) Other Assets

Other assets consist of prepaid expenses and in-place leases.

(g) Bonds Payable

Bonds payable are held at cost and represent the Company's liability to each of the respective bondholders. The Bond interest will be expensed on an accrual basis.

Bond issuance costs are capitalized to bonds payable, net on the consolidated balance sheets and are amortized over the life of the respective Bond series to bond interest expense on the consolidated statements of operations.

The price per Bond is $1,000 with volume discounts at varying thresholds, as outlined in the table below and subject to management discretion, based on the number of bonds acquired at closing. Bond discounts are capitalized to bonds payable, net on the consolidated balance sheets and are amortized over the life of the respective Bond series to bond interest expense on the consolidated statements of operations.

Bondholders may request redemptions with the redemption price equal to $850 per bond if redeemed before the first anniversary of the last issuance date of the applicable series of Bonds, $875 per bond if redeemed after the first anniversary but before the second anniversary, and $900 per bond if redeemed after the second anniversary. Redemptions are to be redeemed within 120 days from the date of written request and are limited to 3.5% of the aggregate principal of outstanding Bonds.

Brokerage Volume Pricing		Net Asset Value Volume Pricing
Price Per Bond	Number of Bonds Purchased	Price Per Bond	Number of Bonds Purchased
$1,000	0-49	$940	0-49
$990	50-149	$930.6	50-149
$980	150-249	$921.2	150-249
$970	250+	$911.8	250+

(h) Notes Payable To Related Parties

On December 30, 2021, the Company entered into promissory notes (the Notes) with related parties for the purpose of providing bridge financing for the purchase of TF Noca Blu, LLC. The Notes are recorded at cost within the consolidated balance sheets (See Note 5).

(i) Other Liabilities

Other liabilities consist of accounts payable, interest payable, accrued expenses, security deposits, unfavorable leases, prepaid rent, and unearned income.

F-9

(j) Revenue Recognition

Rental revenue from apartment and retail leases is recognized when earned in accordance with the terms of the underlying lease agreements. Prepaid rent is recognized upon receipt.

(k) Expense Recognition

Expenses are recognized when incurred.

Initial organizational and offering expenses of the Company have been paid by Trilogy or the Member. The Company will reimburse Trilogy or the Member by paying an organizational and offering fee, which is further described in Note 5. To the extent that the actual organizational and offering expenses exceed the maximum organizational and offering fee amount, Trilogy or the Member will pay such amounts without additional reimbursement from the Company. For the years ended December 31, 2022 and 2021, the Company has paid Trilogy $44,553 and $95,048, respectively, which is equal to 0.67% of the gross bond proceeds received as of December 31, 2022 and 2021.

(l) Income Taxes

No provision for federal income taxes has been made in the accompanying consolidated financial statements as the liability for such tax is that of the Member. In certain instances, the Company may be subject to certain state and local taxes depending on the location and jurisdiction of any real estate investments acquired by the Company.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that has a greater than 50% likelihood of being realized. Changes in recognition or measurements are reflected in the period in which the change in judgment occurs. As of December 31, 2022 and 2021, the Company had no material unrecognized tax benefits.

(m) Leases

The Financial Accounting Standards Board (“FASB”) issued ASC Topic 842, Leases, which amended the guidance in former ASC Topic 840. The new leasing standard requires lessees to recognize operating leases on their balance sheets by recording a right-of-use asset ("RoU") and a corresponding lease liability for the rights and obligations associated with operating leases. ASC 842 also modified certain targeted changes to lessor accounting.

The Company adopted ASC 842 effective January 1, 2022 under the modified retrospective approach and elected the optional transition method to apply the provisions of ASC 842 as of the adoption date, rather than to all comparative periods. The Company also elected the practical expedient transition package which permits the Company to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date.

In July 2018, the FASB issued Accounting Standards Update ("ASU") 2018-11, Leases (Topic 842) - Targeted Improvements ("ASU 2018-11"). ASU 2018-11 provides a practical expedient that allows lessors to combine non-lease components with the related lease components if both (1) the timing and pattern of transfer are the same for the non-lease component(s) and related lease component, and (2) the lease component, if accounted for separately, would be classified as an operating lease. Lessors are permitted to apply the practical expedient to all existing leases on a retrospective (if there is no change to previously reported total revenues and expenses) or prospective basis. The Company elected the practical expedient to combine its lease (right to use an underlying asset) and non-lease components (transfer of a good or services that is not a lease, such as common area maintenance services) that meet the defined criteria and will account for the combined lease component under ASC 842 on a prospective basis. These amounts are reported as rental income within the consolidated statements of operations.

The Company does not currently have any leases in place where it is the lessee. The Company will continue to monitor any future new leases in which it is a lessee, but for the year ended December 31, 2022, the adoption of ASC 842 did not impact the Company's consolidated financial statements from a lessee accounting standpoint.

F-10

(3) Investment in Real Estate and Improvements

Investment property held by the Company as of December 31, 2022 is as follows:

Entity Name	Property Name	Investment Type	Location	Size Characteristics (Unaudited)	Acquisition Date	Purchase Price

TF Noca Blu, LLC	Noca Blu	Multifamily	Chicago, IL	138-unit	12/30/2021	$37,500,000

The following table summarizes the carrying amount for the Company's investment in real estate and improvements as of the following periods:

	2022	2021

Land	$5,685,479	$5,685,479
Depreciable property:
Land improvements	711,398	710,685
Building and improvements	30,241,473	30,197,462
Unit improvements	531,512	418,830
Investment in real estate and improvements, at cost	37,169,862	37,012,456
Accumulated depreciation	(731,917)	(3,950)
Investment in real estate and improvements, net	$36,437,945	$37,008,506

(4) Member's Capital (Deficit)

During the years ended December 31, 2022 and 2021, the Member made capital contributions of $0 and $100, respectively. The Member may, but is not required to, make additional capital contributions. There have been no additional capital contributions from the Member or distributions to the Member.

The Member is the sole owner of the Company and will be allocated all Company profits and losses in accordance with the Agreement.

(5) Related-Party Transactions

The following fees will be payable to the Member as compensation from the Company:

•

Acquisition Fee: The Member shall be entitled to an acquisition fee equal to up to one percent (1.0%) of the purchase price of any investment property purchased by the Company. The acquisition fees paid by the Company are capitalized as part of the investment in real estate in the accompanying consolidated balance sheets.

•

Asset Management Fee: The Member shall be entitled to an annual asset management fee of up to one and one half percent (1.5%) of the total capital raised by the Company in any bond offering, paid quarterly, in advance. The asset management fees paid by the Company are expensed when incurred and are included in related party fees in the accompanying consolidated statements of operations.

•

Construction Management Fee: The Member shall be entitled to a construction management fee equal to five percent (5.0%) of the aggregate cost of any construction, renovation, improvements, or similar costs incurred on the Company’s investment property. The construction management fees paid by the Company are capitalized when incurred and are included in building and improvements in the accompanying consolidated balance sheets.

•	Disposition Fee: The Member shall be entitled to a disposition fee of up to one percent (1.0%) of the gross sales price of any investment property disposed by the Company.

F-11

•

Financing Fee: The Member shall be entitled to a financing fee equal to up to one half percent (0.5%) of the principal amount of debt used to finance the Company’s purchase or refinance of investment property.

•

Property Management Fee: The Member shall be entitled to an annual property management fee of up to four percent (4.0%) of the monthly gross income generated from the Company’s investment property, paid monthly, in arrears. The property management fees paid by the Company are expensed when incurred and are included in related party fees in the accompanying consolidated statements of operations.

•

Organizational and Offering Fee: The Member shall be entitled to organizational and offering fees, calculated and payable at every closing. The organizational and offering fee is calculated as 0.67% of the gross offering proceeds of Series A, Series B, Series C, and Series D Bondholders. The organizational and offering fees paid by the Company are expensed when incurred and are included in related party fees in the accompanying consolidated statements of operations.

•

Promotional Fee: The Member shall be entitled to promotional fees, calculated and payable at every bond closing. The promotional fee is calculated as 1.88% of the gross offering proceeds of Series A, Series B, Series C, and Series D Bondholders. The promotional fees paid by the Company are capitalized when incurred and are included in bonds payable, net in the accompanying consolidated balance sheets.

The following table summarizes the compensation received by the Member for the following periods:

	2022	2021
Asset management fees	$287,610	$59,037
Acquisition fees	—	375,000
Construction management fees	5,156	—
Property management fees	117,926	—
Organizational and offering fees	44,553	95,048
Promotional fees	103,095	266,701
Total	$558,340	$795,786

The Member has agreed to pay all the fees outlined above to Trilogy as compensation under the Management and Advisory Agreement whereby Trilogy will manage the assets of the Company and provide other advisory services as needed.

The Company shall reimburse the Member for all out of pocket or third-party expenses incurred and paid by it in the conduct of the Company’s business. Such reimbursement shall be treated as expenses of the Company and shall not be deemed to constitute distributions to the Member of profit, loss, or capital of the Company.

On December 30, 2021, the Company entered into promissory notes (the Notes) with related parties for the purpose of providing bridge financing for the purchase of TF Noca Blu, LLC.  On September 22, 2022, the Notes were amended to extend the maturity date to June 30, 2024. The Notes have a bridge fee of 4.0% and interest is accrued at 7.0% per annum beginning on June 1, 2022. Interest shall be paid in full on all amounts due under these notes on the maturity date.

As of December 31, 2022 and 2021, the amount outstanding on the Notes was $27,600,000. The Notes were settled subsequent to December 31, 2022 (See Note 9).

For the years ended December 31, 2022 and 2021, the Company incurred bridge fee expense of $630,857 and $14,430, respectively, which is recorded in related party fees in the consolidated statements of operations. For the years ended December 31, 2022 and 2021, the Company incurred interest expense from the Notes of $1,132,734 and $0, respectively, which is recorded in interest expense in the consolidated statements of operations. For the years ended December 31, 2022 and 2021, the Company accrued interest from the Notes due to a related party of $1,132,734 and $0, respectively, which is recorded in other liabilities in the consolidated balance sheet.

F-12

(6) Bonds Payable

As of December 31, 2022 and 2021, the Company has issued 1,701 Series A Bonds for the face value of the Bonds of $1,701,000 less volume discounts of $19,450. The maturity date of Series A Bonds will be June 30, 2026.

As of December 31, 2022 and 2021, the Company has issued 12,848 and 12,773 Series B Bonds, respectively, for the face value of the Bonds of $12,848,000 and $12,773,000, respectively, less volume discounts of $269,092 and $268,342, respectively. As of December 31, 2022 and 2021, there have been $100,000 and $0 of Series B bond redemptions, respectively. The maturity date of Series B Bonds will be December 31, 2026.

As of December 31, 2022 and 2021, the Company has issued 5,899 and 0 Series C Bonds, respectively, resulting for the face value of the Bonds of $5,899,000 and $0, respectively, less volume discounts of $183,090 and $0, respectively. The maturity date of Series C Bonds will be June 30, 2027.

The Bonds will bear interest at a fixed rate of 5.0% per annum with contingent interest up to an additional 5.0% per annum to be paid upon the maturity date of the Bonds. The contingent interest payments will be funded by the Company’s Adjusted Net Income, as defined in the bond agreements, and the Company will establish a sinking fund to reserve funds for the contingent interest payments. As of December 31, 2022, the sinking fund has not been established. The sinking fund will be funded with 60% of the issuer's net income, after adding back depreciation and amortization and deducting capital expenditures, all calculated in accordance with GAAP on a quarterly basis. The Company's obligation to pay the contingent interest payments on the Bonds is limited to solely the cash available in the sinking fund which may amount to Contingent Interest Payments of less than 5% per annum or no Contingent Interest Payment at all. As of December 31, 2022 and 2021, the Company has accrued no contingent interest.

The Bonds are unsecured obligations of the Company. The Company has incurred and will continue to incur bond issuance costs from the Bond offerings. The Company capitalizes and amortizes the costs through the maturity date of each Bond payable as applicable. As of December 31, 2022 and 2021, there has been $2,157,041 and $1,535,220, respectively, of bond issuance costs and $471,632 and $287,792, respectively, of bond discounts incurred by the Company. During the years ended December 31, 2022 and 2021, the Company has amortized $477,007 and $93,663, respectively, to bond interest expense within the consolidated statement of operations.

Bonds payable are comprised of the following:

	2022	2021
Series A bonds payable	$1,701,000	$1,701,000
Series B bonds payable	12,748,000	12,773,000
Series C bonds payable	5,899,000	—
Bond volume discounts, net	(373,310)	(274,313)
Bond issuance costs, net	(1,684,696)	(1,455,037)
Total bonds payable, net	$18,289,994	$12,744,650

The Company executes monthly interest payments to the bondholders at a rate of 5.0% per annum. For the years ended December 31, 2022 and 2021, the Company has recorded $988,695 and $217,194 as bond interest expense, respectively, which is included in interest expense on the consolidated statements of operations. As of December 31, 2022 and 2021, bond interest payable is $45,218 and $32,169, respectively.

In accordance with the Series A, Series B, and Series C Offering Documents and Indenture, a Bond Service Reserve account was established with the Company's trustee, UMB Bank. In accordance with the agreement, the Company kept 3.5% of gross offering proceeds with the trustee which was required until the Company completed its first property acquisition. On December 30, 2021, the Company acquired its first property and had not yet requested release of the funds as of December 31, 2022. As of December 31, 2022 and 2021, the account contained $699,173 and $496,517, respectively, which is recorded as restricted cash on the accompanying consolidated balance sheets. In March 2023, the Company requested release and received the funds from UMB (See Note 9).

F-13

(7) Future Minimum Rental Revenue

The Company’s investment in real estate leases retail space to tenants under non-cancelable operating leases with varying lease terms. The future minimum rents under non-cancelable leases having an original term of more than one year in effect as of December 31, 2022, are as follows:

Years ending December 31, 2023	$220,710
2024	254,009
2025	260,250
2026	266,654
2027	273,238
Thereafter	871,218
$2,146,079

(8) Commitments and Contingencies

In the normal course of business, the Company may be involved in legal actions related to the development, ownership, and operations of the investments in real estate and improvements. In management’s opinion, the liabilities, if any, at December 31, 2022 and 2021, that may ultimately result from such legal actions are not expected to have a material impact on the Company’s consolidated financial position, results of operations, or liquidity.

The Company is dependent on Trilogy and its affiliates to manage Company operations and acquire and manage the future portfolio of real estate assets. The Member, which is owned by affiliates of Trilogy, makes all decisions with respect to the management of the Company. The Member depends upon the fees and other compensation that it receives from the Company in connection with the purchase, management and sale of properties to conduct its operations. Any adverse changes in the financial condition of Trilogy or the Company's relationship with Trilogy could hinder its ability to successfully manage Company operations and the Company's portfolio of investments.

(9) Subsequent Events

The consolidated financial statements were approved by management and available for issuance on May 1, 2023. Subsequent events have been evaluated through this date.

On January 31, 2023, the Company repaid $1,500,000 of the outstanding related party Notes and associated accrued interest and bridge fees in the amounts of $70,479 and $60,000, respectively.

On February 28, 2023, the Company entered into a mortgage note of $19,110,000 with CBRE Capital Markets, Inc. The mortgage note has a fixed interest rate of 5.81% and matures on March 1, 2030.

On February 28, 2023, the Company repaid $20,100,000 of the outstanding related party Notes and associated accrued interest and bridge fees in the amounts of $1,052,359 and $804,000, respectively.

On February 28, 2023, the Company settled $6,000,000 of the outstanding related party Notes and $314,137 of accrued interest and $240,000 of accrued bridge fees with Trilogy Multifamily Fund II, LP and Trilogy Multifamily Fund III, LP in exchange for equity in TF Noca Blu, LLC. On this same date, Trilogy Multifamily Fund III, LP also contributed an additional $4,411,644 of cash in exchange for equity in TF Noca Blu, LLC. As of February 28, 2023, TF Noca Blu, LLC became jointly owned by (i) the Company (Class A Member - 53.065%), (ii) Trilogy Multifamily Fund II, LP (Class B Member - 24.546%) and (iii) Trilogy Multifamily Fund III, LP (Class B Member - 22.389%).

On March 21, 2023, a request to release the full $699,173 bond service reserve in connection with the bond offering was completed, per Section 4.10 of the Indenture. The funds were released on March 24, 2023.

F-14

Item 8. Exhibits

Exhibit Number	Exhibit Description

(2)(a)	Certificate of Formation of Trilogy Multifamily & Growth Holdings I, LLC*

(2)(b)	Limited Liability Company Agreement of Trilogy Multifamily & Growth Holdings I, LLC*

(3)(a)	Form of Indenture between Trilogy Multifamily & Growth Holdings I, LLC and UMB Bank, N.A.*

(3)(b)	Form of Bond*

(6)(a)	Management and Advisory Agreement by and between Trilogy Multifamily Income & Growth Holdings I, LLC and Trilogy Real Estate Group, LLC*

(6)(b)	Purchase and Sale Agreement by and between TF Noca Blu, LLC and Logan Square Owner, LLC, dated as of December 30, 2021*

(6)(c)	Form of Promissory Note*

(6)(d)	Multifamily Loan and Security Agreement, dated as of February 28, 2023, by and between TF NoCa Blu, LLC and CBRE Capital Markets, Inc.*

6(e)	Promissory Note, dated as of February 28, 2023, issued by TF NoCa Blu, LLC in favor of CBRE Capital Markets, Inc.*

6(f)

Note Contribution Agreement, dated as of February 28, 2023, by and between TF NoCa Blu, LLC and Trilogy Multifamily Income & Growth Holdings I, LLC, Trilogy Multifamily fund II, LP and Trilogy Multifamily Fund III, LP*

6(g)	Amended and Restated Operating Agreement, dated as of February 28, 2023, of TF NoCa Blu, LLC*

 _____________

* Previously filed

10

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Cook, State of Illinois on May 1, 2023.

Trilogy Multifamily Income & Growth Holdings I, LLC,

a Delaware limited liability company

By:	Trilogy Multifamily Income & Growth Holdings I Manager, LLC,
a Delaware limited liability company, Manager

By:	Trilogy Multifamily Income & Growth Partners, LLC,
a Delaware limited liability company, Manager

TREG Manager, LLC,
a Delaware limited liability company, Manager

By:	/s/ Neil Gehani
Name:	Neil Gehani
Its:	Manager

By:	/s/ Neil Gehani
Name:	Neil Gehani
(principal executive officer)

By:	/s/ Matthew Leiter
Name:	Matthew Leiter
(principal financial officer and principal accounting officer)

11